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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
             REPORTS PROFIT IN FIRST QUARTER AS REVENUES CLIMB 155%

     Columbus,  Ohio -- May 16, 2005, -- Diamond Hill  Investment  Group,
Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended
March 31, 2005. Assets under management increased by 125% to $679 million compared to $302 million at the end of the first quarter of 2004 while investment management revenue increased by 155% compared to 2004. Both assets under management and investment management revenue were driven higher by strong investment returns in client portfolios. As of March 31, all six Diamond Hill funds ranked in the top quartile of funds in their respective invesetment category. Net income for the quarter was $397 thousand compared to a net loss of $80 thousand in 2004.

     Ric Dillon, president and chief investment officer stated, "In the first quarter we continued to produce excellent investment returns for our clients, which is our primary business objective. Our efforts to market our mutual funds and managed portfolios resulted in $133 million in new client investments in in the first quarter of 2005 compared to $42 million in the first quarter of 2004."

				 Q1 2005	Q2 2004	      Change
Investment Management Revenue	$1,188,990     $  466,059      155%
Net Income (Loss)		$  396,633     $  (80,222)     n.m
Earnings Per Share (diluted)	$     0.20     $    (0.05)     n.m
Assets Under Management		$679 million   $302 million    125%

     Dillon went on to say, "We are pleased that the company continues to make progress" but cautioned that "first quarter results included $316,000 in performance fees and investment returns on the company portfolio, both of which can be volatile, particularly in the short-term."

     At the company's annual shareholder meeting on May 12, shareholders approved a new Employee and Director Equity Incentive Plan. The board of directors has initiated a review of the compensation of all staff and expects to finalize a new compensation program by August 2005. Performance bonuses, if any, are expected to be finalized by the fourth quarter.

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363